Exhibit (a)(9)

CVR ENERGY ISSUES STATEMENT REGARDING TENDER OFFER RESULTS

SUGAR LAND, Texas (April 3, 2012) – CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and a majority owner of CVR Partners, LP (NYSE:UAN), a nitrogen fertilizer producer, today issued the following statement regarding the results of the unsolicited tender offer for $30.00 per share in cash plus a contingent cash payment right (CCP) by entities controlled by Carl Icahn.

“Mr. Icahn acknowledges that he cannot at this time purchase any shares tendered in his offer, and such shares can be withdrawn at any time. The real choice for stockholders will be at our annual meeting where they will decide whether to elect Mr. Icahn’s hand-picked nominees in place of our qualified and experienced Board of Directors with their track record of delivering value.”

Forward Looking Statements

This news release may contain forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended Dec. 31, 2011. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof.

About CVR Energy, Inc.

Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving Kansas, Oklahoma, western Missouri, southwestern Nebraska and Texas. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.

Important Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer (as amended) commenced by IEP Energy LLC and Icahn Enterprises Holdings L.P., as well as other entities affiliated with Carl C. Icahn described in this news release, CVR Energy, Inc. (“CVR Energy”), filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”). CVR ENERGY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ CVR ENERGY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (AS AMENDED) BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended), as well as any other documents filed by CVR Energy, for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website at www.cvrenergy.com or by writing to CVR Energy at 2277 Plaza Drive, Suite 500, Sugar Land, Texas, 77479, Attn: Senior Vice President, General Counsel and Secretary.

In addition, CVR Energy will file a definitive proxy statement with the SEC for the 2012 annual meeting of stockholders. The definitive proxy statement will be mailed to stockholders of CVR Energy. CVR ENERGY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by CVR Energy through the web site maintained by the SEC at www.sec.gov and in the “Investor Relations” section of the Company’s website at www.cvrenergy.com.

Certain Information Regarding Participants

CVR Energy, its directors and certain of its executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of CVR Energy’s directors and executive officers in CVR Energy’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 29, 2012, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 20, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any definitive proxy statement and other relevant materials to be filed with the SEC if and when they become available.

For further information, please contact:

Investor Relations:	Media Relations:
Ed Morgan CVR Energy, Inc. 281-207-3388 Or Jay Finks CVR Energy, Inc. 281-207-3588 InvestorRelations@CVREnergy.com	Steve Eames CVR Energy, Inc. 281-207-3550 MediaRelations@CVREnergy.com Or Tom Johnson or Chuck Burgess Abernathy MacGregor Group 212-371-5999